Exhibit 99.1

Beyond Air Reports Financial Results and Provides Corporate Update

for the Quarter Ended September 30, 2026

Record quarterly revenue of $2.3 million, representing approximately 28% year-over-year growth, reflecting continued adoption of first-generation LungFit PH

PMA supplement for second-generation LungFit PH system remains under FDA review; transport capability expected to drive greater market penetration, pending approval

Reaffirms revenue guidance of $8 million for CY2026 and $16–$18 million for CY2027

Conference call today at 4:30 p.m. ET

GARDEN CITY, N.Y., November 11, 2026 – Beyond Air, Inc. (NASDAQ: XAIR) (“Beyond Air” or the “Company”), a commercial-stage medical device and biopharmaceutical company focused on harnessing the power of nitric oxide (NO) to improve patients’ lives, today announced financial results for the quarter ended September 30, 2026, and provided a corporate update.

“Building on the commercial momentum we are generating with our first-generation LungFit PH system, we believe our second-generation system has the potential to substantially expand our market opportunity and accelerate growth, pending FDA approval,” said Robert Goodman, Chief Executive Officer of Beyond Air. “Our US pipeline is now experiencing unprecedented expansion with an acceleration in demand for our first-generation system and high receptivity to our technology and its operational efficiencies, creating a natural demand for our next generation product. We are especially pleased with the pace of new account wins and rate of renewals, which speak to the high level of customer satisfaction with our unique technology – all of which we believe we can leverage into the potential future launch of our second-generation LungFit PH system. Subject to FDA approval, the system is designed to provide a smaller footprint, reduced weight, simplified operation, longer service intervals and expanded operational flexibility. The PMA supplement seeks expanded FDA labeling that would permit use during patient transport by air and ground.”

Mr. Goodman continued, “We remain encouraged by our active and productive discussions with the FDA and the progress we are making toward completing the remaining steps in the review process for the second-generation LungFit PH system. We expect to complete our audit-readiness process in mid-December, and subject to FDA inspections and final approval thereafter.”

Recent Financial and Operating Highlights

●	Reported revenue of $2.3 million for the quarter ended September 30, 2026, the highest quarterly revenue in the Company’s history, representing approximately 28% growth over the same period last year and 31% growth compared with the quarter ended June 30, 2026.
●	Executed the Company’s enhanced commercial strategy for first-generation LungFit PH, supporting increased adoption of its cylinder-free nitric oxide technology.
●	Advanced preparations for the potential U.S. commercial launch of the second-generation LungFit PH system, subject to FDA approval. If approved, the Company believes the addition of transport capability would enable Beyond Air to serve as a single-source nitric oxide provider for hospitals and health systems.

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●	Received FDA Breakthrough Device Designation for LungFit GO for the treatment of nontuberculous mycobacterial pulmonary disease (NTM-PD). The Company does not plan to allocate resources to further development of LungFit GO until the commercial launch of second-generation LungFit PH is well established, following FDA approval.
●	Announced a definitive agreement under which UNIVO Pharmaceutical Industries Ltd. would acquire the Company’s controlling interest in NeuroNOS Israel Ltd. The transaction is intended to provide NeuroNOS with dedicated resources, funding and strategic focus to advance its development programs.
●	Evaluating potential development partnerships and other strategic arrangements to support the continued advancement of Beyond Cancer’s pipeline, while maintaining Beyond Air’s focus and resource allocation on its commercialization of LungFit PH.

Pending Regulatory Milestones

●	The PMA supplement for the second-generation LungFit PH system, submitted in June 2025, remains under FDA review.

Financial Results for the Quarter Ended September 30, 2026

Revenue for the quarter ended September 30, 2026 was $2.3 million, compared with $1.8 million for the same period last year.

Research and development expenses for the three months ended September 30, 2026 were $1.6 million as compared to $2.5 million for the three months ended September 30, 2025. The decrease was primarily attributed to lower costs related to the second-generation LungFit PH as the majority of development is complete.

Selling, general and administrative expenses for the three months ended September 30, 2026 were $4.6 million as compared to $4.9 million for the three months ended September 30, 2025. The decrease was attributed primarily to decreases in stock-based compensation costs, partially offset by increased salaries in our sales organization as we build out our commercial team.

Other expense for the three months ended September 30, 2026 was $2.2 million as compared to other expense of $0.6 million for the three months ended September 30, 2025. The increase in expense was attributed primarily to an increase in the Company’s outstanding debt and related interest expense, in addition to a charge for scrapped materials.

Net loss attributed to common stockholders of Beyond Air, Inc. for the three months ended September 30, 2026 was $7.8 million, or a loss of $3.76 per basic and diluted share, compared with a net loss of $7.9 million, or a loss of $24.98 per basic and diluted share, for the three months ended September 30, 2025.

As of September 30, 2026, the Company reported cash, cash equivalents, restricted cash and marketable securities of $18.5 million, including $2.7 million of cash held by NeuroNos which is included within current assets held for sale on the balance sheet and $0.7 million of cash held by Beyond Cancer. Restricted cash at September 30, 2026 was $4.8 million.

Financial Guidance

The Company reaffirms its previously issued revenue guidance of $8 million for calendar year 2026, which excludes revenue from the second-generation LungFit PH system. The Company also reaffirms its revenue guidance of $16 million to $18 million for calendar year 2027, which includes anticipated revenue from the second-generation system, pending FDA approval.

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Conference Call and Webcast

Wednesday, November 11, 2026 at 4:30 p.m. ET

Domestic: 1-877-407-0784

International: 1-201-689-8560

Conference ID: 13763626

Webcast: A webcast of the live conference call can be accessed by visiting the Events section of the Company’s website (click here) or directly (click here). An online replay will be available on the Company’s website or via the direct link an hour after the call.

As previously announced, and formally approved by the Board of Directors, the Company is transitioning its fiscal year end from March 31 to December 31, effective December 31, 2026. As a result, the Company expects to report financial results for the nine-month transition period ending December 31, 2026 on a Form 10-K/T.

About Beyond Air

Beyond Air is a commercial-stage medical device and biopharmaceutical company dedicated to harnessing the power of endogenous and exogenous nitric oxide (NO) to improve the lives of patients suffering from respiratory illnesses, neurological disorders, and solid tumors. The Company has received FDA approval and CE Mark for its first system, LungFit PH, for the treatment of term and near-term neonates with hypoxic respiratory failure. For more information, visit www.beyondair.net.

About LungFit

Beyond Air’s LungFit is a cylinder-free, phasic flow generator and delivery system designated as a medical device by the U.S. Food and Drug Administration (FDA). The ventilator-compatible version of the device can generate NO from ambient air on demand for delivery to the lungs at concentrations ranging from 1 ppm to 80 ppm. The LungFit system could potentially replace large, high-pressure NO cylinders, providing significant advantages in the hospital setting, including greatly reducing inventory and storage requirements, improving overall safety by eliminating NO2 purging steps, and offering other operational benefits.

LungFit can also deliver NO at concentrations at or above 80 ppm for potentially treating severe acute lung infections in the hospital setting (e.g., COVID-19, bronchiolitis) and chronic, refractory lung infections in the home setting (e.g., NTM). With the elimination of cylinders, Beyond Air intends to offer NO treatment in the home setting.

About Nitric Oxide

Nitric Oxide (NO) is a potent molecule, naturally synthesized in the human body, proven to play a critical role in a broad array of biological functions. In the airways, NO targets the vascular smooth muscle cells that surround the small resistance arteries in the lungs. Currently, exogenous inhaled NO is used in adult respiratory distress syndrome, post certain cardiac surgeries and persistent pulmonary hypertension of the newborn to treat hypoxemia. Additionally, NO is believed to play a key role in the innate immune system and in vitro studies suggest that NO possesses anti-microbial activity not only against common bacteria, including both gram-positive and gram-negative, but also against other diverse pathogens.

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Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the Company’s revenue guidance for calendar year 2026 and 2027; demand for, and hospital adoption of, the Company’s LungFit PH systems, including the Company’s pipeline, new account wins and renewals; the FDA’s review of the Company’s PMA supplement for the second-generation LungFit PH system, including the expected timing of completion of the Company’s audit-readiness process and FDA inspections, and the potential approval, intended use, transport capability, commercial launch and commercial benefits of that system; the proposed NeuroNOS transaction, its consideration, closing conditions and anticipated benefits; development plans and resource allocation for LungFit GO; potential partnerships or other strategic arrangements for Beyond Cancer; the Company’s liquidity, financing needs and ability to continue as a going concern; the Company’s ability to scale its infrastructure; and the Company’s fiscal year-end transition and expected filing of a transition report on Form 10-K/T. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “expect,” “intend,” “plan,” “potential,” “will,” “would,” “could,” “may,” and similar expressions, or by the use of future tense. Because forward-looking statements relate to future events, they are subject to inherent risks and uncertainties, many of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied in such statements. These risks and uncertainties include, but are not limited to, the Company’s ability to achieve its revenue guidance, which is based on assumptions regarding demand, hospital adoption, pricing, the timing of FDA approval of the second-generation LungFit PH system and other factors that may not be realized; whether the Company completes its audit-readiness process as anticipated; the timing and outcome of FDA inspections and whether the FDA approves the Company’s PMA supplement for the second-generation LungFit PH system, including the requested transport labeling, which may not occur in a timely manner or at all; delays in the commercial launch of the second-generation LungFit PH system; the Company’s reliance on third-party contract manufacturers; market acceptance of the Company’s products and competition in the nitric oxide market; the possibility that the contemplated investment or other conditions to the NeuroNOS transaction are not satisfied, that the transaction does not close or its anticipated benefits are not realized, or that the value of the UNIVO securities is limited; the availability of resources for LungFit GO, the outcome of further clinical development and regulatory review; the Company’s ability to secure and complete strategic arrangements for Beyond Cancer; the Company’s history of losses and substantial doubt about its ability to continue as a going concern; the Company’s ability to obtain the financing necessary to fund its operations and to satisfy its debt obligations as they come due, and the dilution that any equity financing may cause; the Company’s ability to maintain the listing of its common stock on The Nasdaq Stock Market; and other risks described in the “Risk Factors” section of Beyond Air, Inc.’s most recent Annual Report on Form 10-K, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 and subsequent filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investor Relations contact

Corey Davis, Ph.D.

LifeSci Advisors, LLC

cdavis@lifesciadvisors.com

(212) 915-2577

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BEYOND AIR, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2026	March 31, 2026
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$5,397	$6,740
Marketable securities	5,652	4,901
Restricted cash	4,832	5,622
Accounts receivable, net	1,450	1,086
Inventory, net	1,190	1,406
Other current assets and prepaid expenses	5,083	5,012
Current assets held for sale	3,024	-
Total current assets	26,628	24,767

Licensed right to use technology	915	1,018
Right-of-use lease assets	1,003	1,193
Property and equipment, net	7,632	8,249
Other assets	77	158
TOTAL ASSETS	$36,255	$35,385

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,128	$2,417
Accrued expenses and other current liabilities	4,094	3,372
Operating lease liability, current portion	211	321
Loans payable, current portion	58	401
Current liabilities held for sale	759	-
Total current liabilities	7,250	6,511

Operating lease liability, net	899	1,023
Long-term debt, net	21,982	21,639
Warrant liability	-	2
Total liabilities	30,131	29,175

Stockholders’ equity
Preferred Stock	-	-
Common Stock	-	-
Treasury stock	(25)	(25)
Additional paid-in capital	340,604	325,588
Accumulated deficit	(335,324)	(319,571)
Accumulated other comprehensive income	72	134
Total stockholders’ equity attributable to Beyond Air, Inc.	5,327	6,126
Non-controlling interest	797	84
Total stockholders’ equity	6,124	6,210
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$36,255	$35,385

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BEYOND AIR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Revenues	$2,324	$1,818	$4,092	$3,578

Cost of revenues	2,127	2,116	3,670	3,720

Gross profit (loss)	197	(298)	422	(142)

Operating expenses:

Research and development	1,581	2,450	3,540	5,536
Selling, general, and administrative	4,591	4,913	9,469	9,600
Total operating expenses	6,172	7,363	13,009	15,136

Loss from operations	(5,975)	(7,661)	(12,587)	(15,278)

Other income/(expense):
Dividend/investment income	93	59	196	87
Interest and finance expense	(1,504)	(639)	(2,996)	(1,187)
Change in fair value of warrant liability	1	(1)	2	16
Foreign exchange gain/(loss)	29	(18)	69	(59)
Loss on extinguishment of debt	(252)	-	(405)	-
Loss on disposal of fixed assets	-	(46)	(52)	(57)
Loss on contract manufacturer’s inventory obsolescence	(567)	-	(567)	-
Other income	-	48	11	142
Total other expense	(2,200)	(597)	(3,742)	(1,058)

Loss before income taxes	(8,175)	(8,258)	(16,329)	(16,336)

Provision for income taxes	-	-	-	-

Net loss	$(8,175)	$(8,258)	$(16,329)	$(16,336)

Less: net loss attributable to non-controlling interest	(357)	(318)	(576)	(705)

Net loss attributable to Beyond Air, Inc.	$(7,818)	$(7,940)	$(15,753)	$(15,631)

Other comprehensive income/(loss), net of tax
Foreign currency translation adjustment	(41)	18	(62)	145

Comprehensive loss attributable to Beyond Air, Inc.	$(7,859)	$(7,922)	$(15,815)	$(15,486)

Net basic and diluted loss per share attributable to Beyond Air, Inc. (1)	$(3.76)	$(24.98)	$(11.22)	$(54.95)

Weighted average number of shares of common stock outstanding, basic and diluted (1)	2,078,853	317,829	1,403,780	284,471

Prior period results have been adjusted to reflect the one-for-twenty reverse stock split in July 2026

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